                                            EXHIBIT 10.37




October 1, 1996


Mr. William W. Steele
ABM Industries Incorporated
50 Fremont Street, 26th Floor
San Francisco, CA  94105


          RE:  SECOND AMENDMENT OF CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT


Dear Bill:

As you are aware, your employment agreement ("Agreement") currently in effect (previously amended effective November 1, 1994) is hereby modified in accordance with the recommendations of the Board of Directors' Officer Compensation & Stock Option Committee. This shall constitute the Second Amendment of the Agreement which shall be effective November 1, 1996, as follows:

PARAGRAPH C. DUTIES & RESPONSIBILITIES shall be amended in its entirety to read:
"Mr. Steele shall be expected to assume and perform such executive and managerial duties and responsibilities as are assigned from time-to-time by the Board of Directors of ABM (the "Company"), to whom Mr. Steele shall report and be accountable.

PARAGRAPH E. TERM OF AGREEMENT shall be amended in its entirety to read:
"Employment hereunder shall commence on November 1, 1996 for an initial term of forty-eight (48) months, ending October 31, 2000 ("Initial Term") unless sooner terminated pursuant to Paragraph O hereof, or later extended pursuant to Paragraph N hereof ("Extended Term")."

PARAGRAPH X.1(a) SALARY  shall be amended in its entirety to read:

"(a)     Five Hundred Fifty Two Thousand Dollars ($552,000) from 11/1/96 through 10/31/97."

PARAGRAPH X.2.(d) BONUS shall be amended in its entirety to read: "Subject to proration in the event of modification or termination of employment hereunder (and further subject to the provisions of Paragraph X.2.(f) per the 11/1/94 amendment of Agreement), Mr. Steele's Bonus calculation shall be in two parts:
(i) the maximum Bonus for each Fiscal Year of the Company based upon the total profit of the Company ("Total Profit Bonus") shall be fifty (50%) percent of the salary set in Paragraph X.1, and (ii) the Total Profit Bonus shall be combined with the Bonus based upon the amount of increase, if any, in the Company's annual Profit over the prior Fiscal Year's Profit ("Profit Increase Bonus") and the maximum of the Total Profit Bonus and the Profit Increase Bonus shall not exceed one hundred (100%) of the Salary set in Paragraph X.1."

Mr. William W. Steele
October 1, 1996
Page Two



PARAGRAPH X.2.(g) SPECIAL BONUS shall be added as follows:

"(g) Mr. Steele shall be entitled to a further one-time Bonus, based upon the Company's Profit for Fiscal Years 1995 and 1996; however, such Bonus shall be earned by and payable to Mr. Steele only if the Company's EPS for Fiscal Year 1996 equals or exceeds $1.05 per share. Mr. Steele's Bonus hereunder, if any, shall equal one-half (50%) of the Bonus which Mr. Steele would have been paid for Fiscal Years 1995 and 1996, but was not, because of the maximum bonus limits imposed pursuant to Paragraph X.2.(d) (prior to such provision being amended by this Second Amendment) of this Agreement."

PARAGRAPH X.9 SAN FRANCISCO BAY AREA RESIDENTIAL LOAN shall be added as follows:

"9. At Mr. Steele's request, the Company shall loan to Mr. Steele up to a maximum of $250,000 with interest thereon payable at six (6%) percent per annum. Said loan shall be payable monthly, interest only, with the entire unpaid principal and unpaid interest fully due and payable at the earlier of: (a) ten (10) years after the loan is made, or (b) within six (6) months after the termination of Mr. Steele's full-time employment with the Company for any reason whatsoever. Such loan shall be secured by a first deed of trust on such real property. Upon Mr. Steele's written request for such loan, Mr. Steele and the Company shall execute all promissory notes, deeds of trust and other normal documents in connection with such loan which documents shall contain terms and conditions as are usually and commonly employed by Bank of America in making residential loans in the San Francisco Bay Area."

In all other respects the Agreement, as previously amended, will remain unchanged.

Please sign all three (3) originals of this letter and return two (2) of them to me.


Sincerely,


Harry H. Kahn

HHK/dbw


I agree to the foregoing:

________________________
William W. Steele